EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

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DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4299
(775) 684-5708
Website:  secretaryofstate.biz


CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78/385 and 78.390)


             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.  Name of corporation:

China NetTV Holdings, Inc.

2. The articles have been amended as follows (provide article numbers, if avail -able):

Article One is amended to change the name to Great China Mining, Inc.

Article Four is amended to increase the authorized common shares to 500,000,000 having a par value of $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitl-ing them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by class -es or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: a majority.

4.  Effective date of filing (optional):

5.  Officer Signature (required):  /s/ Jie Yang
                                  -------------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the vot-ing power of each class or series affected by the amendment regardless of limita -tions or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                                  Nevada Secretary of State AM 78-385 Amend 2003
                                                           Revised on:  09/29/05